Exhibit 99.1

INSTALLED BUILDING PRODUCTS ANNOUNCES

THE APPOINTMENT OF ROBERT H. SCHOTTENSTEIN TO ITS BOARD OF DIRECTORS

Columbus, Ohio, July 18, 2022. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, today announced that Robert H. Schottenstein has been appointed as an independent director to the Company’s Board of Directors. Mr. Schottenstein previously served on the Board from April 2014 to March 2020. With this appointment, the Board now has nine members.

“I am extremely pleased to welcome Bob back to our Board,” stated Jeff Edwards, Chairman and Chief Executive Officer of IBP. “Bob brings a wealth of residential construction and corporate management experience at one of the leading publicly traded homebuilders, as well as a strong understanding of IBP.”

Mr. Schottenstein has more than 40 years of experience in the real estate industry and currently serves as Chairman, Chief Executive Officer and President of M/I Homes, Inc. (NYSE: MHO). Mr. Schottenstein joined M/I Homes in 1990, was named President in 1996, Chief Executive Officer in 2004, and elected Chairman in 2004.

Mr. Schottenstein serves on the board of The Ohio State University Wexner Medical Center and The Ohio State University Foundation. In addition, Mr. Schottenstein serves on the Executive Committee and as Vice Chair of The Harvard University Joint Center for Housing.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects in all 48 continental states and the District of Columbia from its national network of over 210 branch locations.

Contact Information:

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